Exhibit 10.1

Release Agreement

This Release Agreement (the “Agreement”) is entered into between Ehsan Zargar (“Employee”) and HRG Group, Inc. (the “Company”).

1. Recitals

(a) Employee and the Company are parties to an employment agreement dated as of October 1, 2012 (as amended, modified or supplemented, if applicable, the “Employment Agreement”) and a retention bonus and severance agreement dated as of January 20, 2017 (the “ Prior Retention Agreement”) and a retention bonus and severance agreement dated as of September 15, 2017 (the “Retention Agreement”) and the Retention Agreement replaces and supersedes in its entirety the Prior Retention Agreement. Capitalized term not defined herein shall have the meaning ascribed to them in the Retention Agreement.

(b) The Employee and the Company wish to terminate the Employee’s employment effective as of July 13, 2018;

(c) Pursuant to the Retention Agreement, the Employee has previously received payment of the Designated Payment, except for $2,000,000 and, subject to the execution and effectiveness of this Agreement, will be paid $ 2,000,000 as the remaining Designated Payment and COBRA Reimbursement each in accordance with the terms of the Retention Agreement;

(d) Employee and the Company desire to fully and finally resolve and settle any and all issues between them, actual or potential, whether or not relating to Employee’s employment with the Company and the termination of such employment as set forth in this Agreement.

(e) Employee and the Company acknowledge and agree that the Recitals set forth in Paragraph 1 of this Agreement are accurate and that Employee’s last day of employment is July 13, 2018 (the “Termination Date”). As of the Termination Date, Employee (i) will be relieved of the duties and responsibilities of Employee’s position, (ii) shall resign as evidenced by this Agreement, and any other agreement or document requested by the Company, from any titles and appointments Employee may hold with the Company and its parent, subsidiaries and affiliates, and (iii) will have no authority to and may not represent himself as an employee or agent of the Company or its parent, subsidiaries and affiliates for any purpose unless and to the extent specified in writing by an authorized officer of the Company.

2. Payments to Employee

(a) Payments. Provided that Employee timely delivers to the Company a signed original of this Agreement and subject to Employee’s compliance with the Confidential Information, Company Property, Intellectual Property, and Non-Disparagement provisions of the Employment Agreement (or similar provisions of the Employment Agreement with different headings) and Paragraph 9 of this Agreement (collectively, the “Post Employment

Restrictive Covenants”), the Company will pay and provide Employee, subject to the terms and conditions of this Agreement, and Employee will accept, as and on behalf of Releasor (as defined below) from the Company on behalf of each Releasee (as defined below), the following cash payments, benefits (the “Payments”) in consideration for Employee’s release of claims against the Company and Releasees and Employee’s agreeing to the covenants and obligations set forth in this Agreement:

(i) The Designated Payment of $2,000,000 payable in a lump sum within 55 days following the Effective Date once this Agreement , including without limitation the release of claims becomes effective and irrevocable in accordance with the terms herein; and

(ii) reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in excess of the cost of such benefits that active employees of the Company are required to pay, and reimbursement for supplemental health insurance as currently provided by the company, each for a period of 12 months (or until Employee obtains individual or family coverage through another employer, if earlier) (the “COBRA Period”), provided that Employee elects COBRA coverage and subject to the conditions that: (A) Employee is responsible for immediately notifying the Company if Employee obtains alternative insurance coverage, (B) Employee will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if Employee declines COBRA coverage, then the Company will not make any alternative payment to Employee in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Employee.

(b) Other Payments. The Company shall pay Employee’s accrued but unpaid Base Salary (as defined in the Employment Agreement) through the Termination Date, unused vacation time accrued through the Termination Date, and unreimbursed business expenses (pursuant to the Employment Agreement) incurred through the Termination Date. Employee expressly acknowledges and agrees that Employee has no rights to receive any severance or separation pay (including any payments or benefits under the HRG Group Inc. Severance Plan) other than as set forth in this Agreement.

(c) Consideration. Employee acknowledges and agrees that: (i) the Payments set forth above are adequate consideration for all of the terms of this Agreement; (ii) the Payments set forth above do not include any benefit, monetary or otherwise, that was earned or accrued or to which Employee was already entitled without signing this Agreement on the date this Agreement was executed by Employee; and (iii) any monetary or other benefits which, prior to the execution of this Agreement, Employee may have earned or accrued or to which Employee may have been entitled (other than the payments described in Paragraph 2(c) above) have been paid, or such payments or benefits are expressly described in this Agreement or have been released, waived or settled by Releasor pursuant to this Agreement. Employee expressly acknowledges and agrees that the Employee is not entitled to receive any bonus with respect to fiscal 2017, fiscal 2018 or thereafter.

(d) Repayment. Employee acknowledges that notwithstanding any provision of this Paragraph 2 to the contrary, to the extent that any portion of the Payments is determined to be incentive compensation that is required by applicable law or written Company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) to be subject to any required clawback, forfeiture, recoupment or similar requirement, then such amount shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

(e) Taxes. The Employee shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with the amounts payable under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

3. Release and Waiver of Claims by Employee

THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS PARAGRAPH 3 CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.

(a) In consideration of Employee’s receipt and acceptance of the consideration contained in this Agreement from and/or on behalf of Releasees, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns, (collectively, “Releasor”) hereby irrevocably, unconditionally and generally releases:

(i) the Company;

(ii) the Company’s parents, and direct and indirect affiliates, subsidiaries, divisions, and other related entities (“Affiliates),

(iii) all entities managed by the Company and its Affiliates (“Designated Entities”) (collectively, the Company, its Affiliates and Designated Entities are referred to as the “HRG Entities”); and

(iv) the current and former shareholders, directors, officers, partners, members, agents, attorneys and employees, of the HRG Entities (“Affiliated Persons”) (the persons described in Paragraphs 3(a)(i)-(iv) are collectively referred to as “Releasees”, and each, as “Releasee”)

from or in connection with, and Releasor hereby waives and/or settles, with prejudice, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the Effective Date of this Agreement, including, without limitation, arising directly or indirectly pursuant to or out of any aspect of Employee’s employment with the Company or any relationship with any other Releasee, the payment or nonpayment of any compensation by any of the HRG Entities, the performance of services for the Company or any Releasee or the termination of such employment or services.

(b) Specifically, without limitation, this release shall include and apply to any rights and/or claims

(i) arising under any contract or employment arrangement between Employee and the Company, express or implied, written or oral, including without limitation the Employment Agreement, the Retention Agreement and any bonus agreement and any severance or separation pay whether pursuant to the HRG Group, Inc. Severance Plan or otherwise, except as set forth in Section 3 of this Agreement;

(ii) for payment of any bonuses;

(iii) for constructive termination, unfair dismissal and/or wrongful dismissal or termination of employment;

(iv) arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, pregnancy, disability or any other unlawful bases, including without limitation, the United States Constitution, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, , the Family Medical Leave Act of 1993, as amended, the Pregnancy Discrimination Act of 1978, as amended, Employee Retirement Income Security Act of 1974, as amended, the Workers Adjustment and Relocation Notice Act, as amended, the Equal Pay Act, as amended, the Sarbanes Oxley Act, as amended, and the Dodd Frank Act, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any state in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof, including without limitation, the New York State Human Rights Law (including its prohibitions of age discrimination), as amended, the New York City Human Rights Law (including its prohibitions of age discrimination), as amended, the New York Labor Law, as amended, and the New York Civil Rights Law, as amended; or based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, to the fullest extent permitted by such law;

(v) for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander, or on any other common law basis; and

(vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.

(c) Notwithstanding any provision of the foregoing to the contrary, Employee is not waiving or releasing:

(i) any claims for vested benefits pursuant to the terms of the employee benefit plans in which Employee was a participant before the date hereof (excluding any claims for severance or separation pay whether pursuant to the HRG Group, Inc. Severance Plan or otherwise);

(ii) any claims which arise after the Effective Date; and

(iii) any claims to enforce this Agreement.

4. Release of Unknown Claims

Releasor expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Releasor explicitly took that into account in determining the amount of consideration to be paid for the giving of the releases described in Paragraph 3 of this Agreement, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

5. Employee Acknowledgments

By executing this Agreement, Employee agrees and acknowledges that:

(a) Employee understands all of the terms of this Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee;

(b) Employee has been provided a reasonable period of time to review and consider signing this Agreement;

(c) Employee has been directed by the Company to consult with an attorney of Employee’s choice before signing this Agreement;

(d) Employee is not relying on any representation or statement made or contained outside of those set forth in this Agreement and Employee expressly disclaims reliance on any such representation or statement; and

(e) Employee has agreed to and entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily.

6. Effect of This Agreement on the Employment Agreement

(a) Employee and the Company acknowledge and agree that any Company Property, Intellectual Property, Non-Disparagement, Non-Solicitation Remedy for Breach, Governing Law/Arbitration and Miscellaneous provisions of the Employment Agreement (or similar provisions of the Employment Agreement with different headings) shall survive the cessation of Employee’s employment by the Company, and that all of the other provisions of the Employment Agreement shall cease to be in effect as of the date of Employee’s termination of employment.

(b) Employee and the Company further acknowledge and agree that if there is any conflict between the provisions of the Employment Agreement and the Retention Agreement and similar provisions of this Agreement, then the provisions of this Agreement will be controlling.

7. Covenant Not to Sue

Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee agrees not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Releasee with respect to any claim arising from any act, omission, transaction or occurrence up to and including the Effective Date of the execution of this Agreement which is released and waived by Paragraph 3 of this Agreement. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency or as required by subpoena or court order) against the Company or any other Releasee. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Paragraph 3 of this Agreement, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

8. Company Non-Admission

This Agreement and the Payments made under this Agreement are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions, and each Releasee expressly denies that any of them engaged in any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that no written or oral statements, suggestions or representations that any Releasee has made or implied any such admission or concession have been or shall be made directly or indirectly by or on behalf of Employee.

9. Confidentiality and Non-Disclosure of Company Information

(a) Employee shall not at any time disclose, share, transfer or provide access to any unauthorized Person, or use for Employee’s own purposes, any “Confidential Information” (as defined in Section 9(b) below) without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s violation of duties owed to the HRG Entities; provided, however, that if Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogatories, subpoena, civil investigative demand, governmental or regulatory process or similar process, or a request for information or documents in any judicial, arbitral, regulatory, self-regulatory, investigative, or other proceeding, (A) Employee shall, unless prohibited by law or by a representative of any governmental, regulatory or self-regulatory authority, promptly notify the Company in writing, and consult with and assist the Company (at the Company’s sole cost and expense) in seeking a protective order or other appropriate remedy, (B) in the event that no such protective order or remedy is obtained, Employee shall disclose only that portion of the Confidential Information that he determines (on advice of counsel and at the Company’s sole cost and expense) is legally required to be disclosed and shall (at the Company’s sole cost and expense) exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential in respect of the applicable proceeding or process, and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

(b) For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, observations or data (whether or not in written form) concerning the business or affairs of the HRG Entities that is not known to the public generally other than as a result of Employee’s breach of any obligation owed to HRG or any Designated Entity, including Confidential Information relating to: investors, customers, suppliers or contractors or any other third parties in respect of which the HRG Entities has a business relationship or owes a duty of confidentiality, or their respective businesses or products; investment methodologies, investment advisory contracts, fees and fee schedules; the investment performance of accounts or funds managed by the HRG Entities (“Track Records”); technical information or reports; brand names, trademarks, formulas, or trade secrets; unwritten knowledge and “know-how”; operating instructions, training manuals, customer or investor lists, or customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys, marketing plans, profitability analyses or product cost; long-range plans or any analyses or plans relating to the acquisition, disposition or development of businesses, securities or assets by the HRG Entities; to pricing, competitive strategies or new product development; to any forms of compensation or to other personnel-related information; or to contracts and supplier lists. Employee acknowledges and agrees that the Track Records were the work of teams of individuals and not any one individual and are the exclusive property of the HRG Entities, and agrees that he shall in no event claim any Track Record as his own following the date of Employee’s termination.

(c) Without limiting the foregoing, Employee agrees to keep confidential the existence of, and any information concerning, any dispute between Employee and the HRG Entities except that Employee may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(d) Nothing in this Agreement or elsewhere shall (i) restrict any Person from providing truthful testimony, or disclosing information, when required by law, subpoena, court order, arbitral order, or the like or in connection with any proceeding under Section 13 of this Agreement, (ii) restrict any Person from making disclosures in confidence to any attorney, accountant or other professional for the purpose of securing professional advice, (iii) prevent Employee from retaining, and using appropriately, his Rolodex (and electronic equivalents) and documents and information relating to his entitlements and obligations; or (iv) prevent Employee from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

(e) Employee agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Employee shall provide reasonable cooperation in connection with (i) any reasonable requests from the Company with respect to information regarding any matters handled by Employee while employed by the Company regarding the Company and its current and former affiliates or (ii) any suit, action or proceeding involving the Company or its affiliates, or its current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, or which relates to events occurring during Employee’s employment hereunder by the Company as to which Employee may have relevant information, provided that the Company shall reimburse Employee for expenses reasonably incurred and such cooperation shall not exceed twenty five (25) hours.

10. Company Remedies

The covenants, representations and acknowledgments made by Releasor in this Agreement shall survive the execution of this Agreement and the delivery of the Payments to be made hereunder. Except as may be prohibited by law, in the event that Employee has committed or commits a breach of any term, condition or covenant in Paragraph 9 of this Agreement or in any of the Post Employment Restrictive Covenant provisions of the Employment Agreement, Releasees shall be excused and released from any obligation to make the Payments contemplated by this Agreement and any installment thereof; Releasor shall be obligated to return to the Company any such payment that has been paid pursuant to Paragraph 2(a); and Releasor shall also be liable for any damages suffered or incurred by any Releasee by reason of such misstatement or breach. Notwithstanding anything to the contrary in this Paragraph 10, under no circumstances will the Company be excused from paying, nor shall Employee be obligated to return, an amount of $5,000 of the total consideration paid to Employee under Paragraph 2(a) of this Agreement.

11. Entire Agreement; Severability

This Agreement , the Retention Agreement and the Employment Agreement to the extent applicable as described in Paragraph 6 of this Agreement together constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. If any provision of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

12. Protected Rights

Notwithstanding any other provision in this Agreement or any other agreement that Employee may have entered with the Company prior to the date hereof, including, but not limited to, the Employment Agreement and the Retention Agreement (collectively, the “Agreements”), nothing contained in any of the Agreements (i) prohibit Employee from reporting to the staff of the SEC possible violations of any law or regulation of the SEC, (ii) prohibit Employee from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Employee’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. Please note that Employee does not need the prior authorizations of the Company to engage in such reports, communications or disclosures and Employee is not required to notify the Company if Employee engages in any such reports, communications or disclosures.

13. Arbitration, Choice of Law and Venue

Any dispute arising under this Agreement shall be subject to arbitration pursuant to the Arbitration provision of the Employment Agreement. This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding the choice of law rules of any applicable jurisdiction, except that any arbitration proceeding pursuant to the Arbitration provision of the Employment Agreement shall be governed by the Federal Arbitration Act (“FAA”) to the extent it is applicable and by New York law to the extent that the FAA is not applicable. Furthermore, with respect to any controversy, claim or dispute between Employee and any Releasee that is not subject to arbitration and with respect to any proceeding in aid of or in connection with arbitration or to enforce, modify or vacate an arbitration award, Employee agrees and consents to submit to personal jurisdiction in the State of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Employee waives any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Employee and the Company waive any right Employee or it may otherwise have to a trial by jury in any action to enforce the terms, or for breach, of this Agreement.

14. Amendment; No Waiver; Section 409A

(a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Employee and a duly authorized officer of the Company (other than Employee).

(b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c) It is the intention of the Company and Employee that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

15. Effective Date

Employee shall deliver the executed copy of this Agreement within twenty one (21) days on or following the Termination Date to HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: General Counsel. This Agreement will become final and binding upon execution (the “Effective Date”). For the avoidance of doubt, if Employee does not execute this Agreement within such twenty one (21) day period, then no Payments shall be made to Employee and if any such payments are made or provided, Employee shall promptly repay such amount to the Company.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto set their hands.

Ehsan Zargar

/s/ Ehsan Zargar

Date: July 13, 2018

HRG Group, Inc.

/s/ John McKeown
Name: John McKeown
Title: Treasurer & SVP Financial Planning & Analysis

Date: July 13, 2018